CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-11 of our report dated March 11, 2010 with respect to the audited combined financial statements of  USA Real Estate Holding Company for the year ended December 31, 2009 and our report dated August 27, 2009 as updated on March 11, 2010 with respect to the audited financial statements of USA Real Estate Inc. for the period from November 30, 2007 (inception) through December 31, 2008.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

March 11, 2010